SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STAR GAS PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No filing fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6)	Amount Previously Paid:

7)	Form, Schedule or Registration Statement No.:

8)	Filing Party:

9)	Date Filed:

STAR GAS PARTNERS, L.P. 2187 ATLANTIC STREET STAMFORD, CONNECTICUT 06912-0011

March 17, 2006

Dear Star Gas Unitholder:

I am writing to advise you of some developments relating to the upcoming Special Meeting of Star Gas (the “Partnership” or “Star”) unitholders. The meeting will be convened on Friday, March 24, 2006 solely for the purpose of adjourning the Special Meeting to Tuesday, March 28, 2006. The adjourned Special Meeting will be held at the offices of Phillips Nizer LLP, 660 Fifth Avenue, New York, New York 10103 at 11:00 a.m. local time on March 28, 2006.

I am also writing to advise you of certain developments in connection with Star’s proposed recapitalization with Kestrel Energy Partners (“Kestrel”) and the unsolicited competing proposal made by a group consisting of Soros Fund Management, LLC, Atticus Capital, LP and Almeida Oil Co., Inc. (collectively the “Soros Group”).

On March 16, 2006, Star announced that the Contingent Amendment entered into with Kestrel became effective after receiving the requisite consent of Star’s senior noteholders. Pursuant to the amended Kestrel Unit Purchase Agreement, Kestrel has agreed to increase the price it is paying to purchase its new common units from $2.00 to $2.25 and to increase the price of the rights offering—which is fully back stopped by Kestrel—from $2.00 to $2.25. As a result of this amendment, the Partnership would obtain cash of $56.25 million, resulting in additional cash to the Partnership of $6.25 million (before any incremental transaction expenses) compared to the original Kestrel transaction.

As disclosed in the additional proxy material mailed to you with the amended notice of the Special Meeting dated March 13, 2006, the Partnership received a revised unsolicited proposal from the Soros Group. The revised Soros Group proposal includes, among other things, a proposed commitment by the Soros Group of $32.5 million of new equity capital at a price of $3.25 per common unit, and a standby commitment in a $37.5 million rights offering to Star’s common unitholders at a price of $2.50 per common unit, resulting in the aggregate issuance of 25 million new common units (exclusive of new common units to be issued to existing holders of Star’s senior notes in the notes for units exchange and new common units to be issued to existing holders of Star’s senior subordinated and junior subordinated units). The revised Soros Group proposal would result in cash to the Partnership of $70 million prior to the payment of fees, expenses and interest costs which are estimated to total approximately $9.5 million resulting in an estimated $60.5 million of cash to the Partnership. After consulting with its financial and legal advisors and as more fully described in the attached supplemental proxy materials, the Star Gas Board has concluded that the revised Soros Group proposal does not constitute a “Superior Proposal” under the terms of the amended Kestrel Unit Purchase Agreement due primarily to the increased dilution and uncertainty and risks surrounding the revised Soros Group proposal.

The Partnership’s Board continues to recommend that you vote in favor of the Kestrel transaction.

Enclosed is an amended proxy card for the Special Meeting. The proxy card that accompanied the original proxy statement and the amended card mailed to unitholders with the amended notice of meeting dated March 13, 2006 will remain valid. If you already returned a validly executed proxy card, your votes will be

1

recorded unless you submit a subsequent proxy or you otherwise revoke your prior proxy. If you have not voted or wish to change your vote, please mark, date and execute the enclosed proxy card and mail it promptly in the enclosed envelope. Once again, thank you for your continued support and we will continue to keep you apprised of all future material developments.

Regards,

Joseph P. Cavanaugh

Chief Executive Officer

PS—Should you have any questions or concerns about the vote, feel free to call Georgeson Shareholder, the firm assisting us in this solicitation, toll-free at 800/960-7546 and speak with a representative who should be able to address your inquiry.

2

Supplement to Proxy Statement

of

Star Gas Partners, L.P.

This is a supplement to our proxy statement dated January 24, 2006 (the “proxy statement”) that describes Star Gas Partners, L.P.’s proposed strategic recapitalization pursuant to the terms of a unit purchase agreement dated as of December 5, 2005, (the “unit purchase agreement”), by and among Star Gas Partners, Star Gas LLC (“Star Gas”), Kestrel Energy Partners, LLC (“Kestrel”), Kestrel Heat, LLC (“Kestrel Heat”) and KM2, LLC (“M2”).

This supplement includes financial and other information that updates information in our proxy statement, as well as in the previous supplement to our proxy statement dated March 1, 2006 (the “first supplement”) and in the amended notice of meeting dated March 13, 2006 (“amended notice”). You should carefully consider the information in this supplement together with the information in our proxy statement, the first supplement and the amended notice.

This supplement does not change the proposals previously submitted for approval in the amended notice. If you have already properly completed and returned a proxy card or amended proxy card, your proxy will continue to be valid, and you do not have to complete and return the enclosed amended proxy card unless you wish to do so.

For more information on voting, please call our proxy solicitor, Georgeson Shareholder, at 800-960-7546.

Representation of your units at the meeting is very important. Your vote is important, no matter how many or how few units you hold. If you fail to vote by proxy or in person, it will have the same effect as a vote against the recapitalization. Please vote by completing and mailing the enclosed amended proxy card if you have not already done so.

Throughout this supplement, we refer to ourselves, Star Gas Partners, L.P., as “we” or “us” or “Star Gas Partners.” We sometimes refer to the board of directors of our general partner, Star Gas, as “our board of directors,” “our board,” “the Board,” “Star Gas’ board” or “Star Gas Partners’ board.”

The Board of Directors of

Star Gas LLC, the general partner of

Star Gas Partners, L.P.

The date of this supplement is March 17, 2006 and it is first being mailed to unitholders on or about March 18, 2006.

STAR GAS PARTNERS, L.P.

2187 Atlantic Street

Stamford, CT 06902

PROXY STATEMENT SUPPLEMENT

This supplement contains information related to the special meeting of unitholders of Star Gas Partners and any postponements or adjournments thereof. The special meeting will be held on March 24, 2006 beginning at 11:00 a.m. local time at the offices of Phillips Nizer LLP, 666 Fifth Avenue, New York, New York 10103. The special meeting will be convened on that date solely for the purpose of adjourning the meeting to 11:00 a.m., local time, on Tuesday, March 28, 2006. The adjourned meeting will be held at the same location. The special meeting is being adjourned so that Star Gas Partners’ unitholders will have sufficient time to consider the information contained in this supplement. As previously announced, Star Gas Partners will not be able to adjourn the special meeting past Tuesday, March 28, 2006 without Kestrel’s consent.

At the adjourned special meeting, our unitholders will act on the following matters:

Proposal l. Approval of the issuance of:

•	7,500,000 new common units to Kestrel Heat and M2, wholly owned subsidiaries of Kestrel, on the terms and subject to the conditions set forth in the unit purchase agreement dated as of December 5, 2005 by and among Star Gas Partners, Star Gas, Kestrel Energy Partners, LLC (“Kestrel”), Kestrel Heat, LLC (“Kestrel Heat”) and KM2, LLC (“M2”) in the form attached to the proxy statement as Annex A, as proposed to be amended pursuant to an amendment (the “Contingent Amendment”) thereto dated as of March 12, 2006, in the form attached to the amended notice as Exhibit E, as such agreement may be further amended from time to time in the discretion of our Board, to the extent that the Board determines that such amendments are in the best interests of the Partnership and its unitholders. The purchase price shall be $2.25 per unit or such other price as the Board in its discretion determines to be in the best interests of the Partnership and its unitholders.

•	17,500,000 new common units in an offering of non-transferable rights to our common unitholders, with a standby commitment from M2 to purchase all units that are not subscribed for in the rights offering as such terms may be further amended from time to time in the discretion of our Board, to the extent that the Board determines that such amendments are in the best interests of the Partnership and our unitholders. The exercise price shall be $2.25 per unit or such other price as the Board in its discretion determines to be in the best interests of the Partnership and its unitholders.

•	13,433,962 (subject to adjustment based on rounding) new common units upon the conversion by certain holders of Star Gas Partners’ 10.25% senior notes due 2013 of approximately $26.9 million in principal amount of senior notes at a conversion price of $2.00 per unit; and

•	3,737,346 new common units upon the conversion of each outstanding senior subordinated unit and each outstanding junior subordinated unit into one common unit in accordance with the terms and conditions of the second amended and restated agreement of limited partnership submitted to unitholders for approval in Proposal 3.

Proposal 2. Approval of the election of Kestrel Heat as successor general partner upon the withdrawal of Star Gas; and

Proposal 3. The adoption of a second amended and restated agreement of limited partnership of Star Gas Partners, substantially in the form attached to the proxy statement as Annex B, that will, among other matters, reflect the election of Kestrel Heat as successor general partner upon the withdrawal of Star Gas and revise the terms and distribution rights of our partnership securities as further described in the proxy statement, including the conversion of each outstanding senior subordinated units and junior subordinated unit into one common unit, as indicated in Proposal 1 above.

Proposal 1 has been revised to reflect the terms of an amendment (the “Contingent Amendment”) to the Kestrel unit purchase agreement, that was entered into on March 12, 2006, and which is described below. In addition, Proposal 1 has been revised to grant the Board the discretion to further amend the terms of the Kestrel unit purchase agreement and the rights offering to the extent that the Board determines that such amendments are in the best interests of the Partnership and its unitholders.

Except as described in this document, the information we provided in our proxy statement, the first supplement and the amended notice, previously mailed to you, continues to apply and this supplement should be read in conjunction with the original proxy statement, the first supplement and the amended notice. To the extent information in this document differs from, updates or conflicts with information contained in the original proxy statement, the first supplement and the amended notice, the information in this document is more current. If you need another copy of the original proxy statement, the first supplement or the amended notice, please call our proxy solicitor, Georgeson Shareholder at 800-960-7546. The original proxy statement, the first supplement and the amended notice may also be found on the internet at www.star-gas.com.

CONTINGENT AMENDMENT

On March 12, 2006, the parties to the Kestrel unit purchase agreement entered into the Contingent Amendment thereto which provides for:

•	an increase in Kestrel’s equity investment to $16.875 million (compared to $15 million under the original unit purchase agreement) in which Kestrel Heat and M2 will purchase an aggregate of 7,500,000 common units from the Partnership at $2.25 per unit (compared to $2.00 per unit under the original unit purchase agreement); and

•	an increase in the size of the rights offering to the Partnership’s common unitholders to $39.375 million (compared to $35 million per unit under the original unit purchase agreement) at an exercise price of $2.25 per common unit (compared to $2.00 per unit under the original unit purchase agreement), with a standby commitment from M2 to purchase all units that are not subscribed for in the rights offering.

The Contingent Amendment provided that it would only become effective, and amend the existing unit purchase agreement, upon the satisfaction of either of the following conditions: (1) if the Partnership received the consent to the Contingent Amendment from the holders of 2/3 of the Partnership’s outstanding senior notes prior to the close of business on Tuesday, March 28, 2006; or (2) if Kestrel and the Partnership mutually agreed in writing to such effectiveness. On March 15, 2006, the Contingent Amendment, by its terms, became effective upon the receipt by the Partnership of consents from the holders of more than 2/3 of the Partnership’s outstanding senior notes.

Except as set forth above, the original Kestrel unit purchase agreement remains in full force and effect.

BACKGROUND

Original Soros Group Proposal. On February 15, 2006, a consortium (the “Soros Group”) consisting of Soros Fund Management, LLC (“Soros”), Atticus Capital LP (“Atticus”) and Almeida Oil Co., Inc. (“Almeida”) submitted an unsolicited proposal for the recapitalization of Star. The original Soros Group proposal contemplated a similar structure to the recapitalization which the Partnership entered into on December 5, 2005 with Kestrel, except the original Soros Group proposal contemplated the rights offering to common unitholders be made at $2.60 instead of $2.00 per unit and that Soros Group’s equity investment would also be made at $2.60 per unit instead of $2.00 per unit as provided under the original Kestrel transaction. The original Soros Group proposal would provide the Partnership with an additional $15 million of equity capital for Star before considering certain termination fee, expense reimbursement, incremental transaction expenses and interest costs which are estimated to aggregate approximately $9.5 million, resulting in additional available cash of approximately $5.5 million.

The Board of Directors of Star Gas met later in the day on February 15, 2006 with Star Gas Partners’ legal and financial advisors to discuss the original Soros Group proposal. At this meeting, the Partnership’s legal advisors reviewed with the Board the provisions of the Kestrel unit purchase agreement that govern the manner in which Star Gas Partners may respond to a competing recapitalization proposal. After discussion, the Board requested that Star Gas Partners’ legal advisors seek written clarification from the Soros Group concerning the terms of its proposal in order to permit the Board to determine whether the original Soros Group proposal constituted a “Superior Proposal” to the Kestrel transaction in accordance with the requirements of the Kestrel unit purchase agreement. The Board also requested that Jefferies & Company, Inc. (“Jefferies”), the Partnership’s financial advisor, evaluate the original Soros Group proposal in order to assist the Board in the Board’s determination as to whether the Soros Group proposal may reasonably be expected to be more favorable to Star Gas Partners or its unitholders or partners from a financial point of view than the Kestrel transaction.

On February 16, 2006, Star Gas Partners issued a press release with respect to the receipt of the original Soros Group proposal.

In addition, on February 16, 2006, counsel for Star Gas Partners sent a letter to counsel to the Soros Group seeking clarification of certain terms of the original Soros Group proposal. Counsel to the Soros Group responded to this letter on February 17, 2006 and confirmed certain aspects of the original Soros Group proposal, including, among other things, that the senior subordinated units and junior subordinated units would be converted into common units on a one-for-one basis, the Partnership (rather than the Soros Group) would pay any termination fee and expense reimbursement due under the Kestrel unit purchase agreement and that certain of the ancillary agreements, such as the amended and restated partnership agreement and the form of indentures, would be the same under the Soros Group proposal as under the Kestrel transaction. Counsel to Star Gas Partners sent a follow-up letter to counsel to the Soros Group on February 20, 2006 seeking additional information concerning the original Soros Group proposal and Almeida’s role in the transaction. Counsel to the Soros Group responded to this request on February 21, 2006.

The Board of Directors of Star Gas met on February 23, 2006 to review the original Soros Group proposal. At this meeting, the Board received a presentation from Jefferies comparing the financial terms and other aspects of the original Soros Group proposal.

After carefully reviewing and considering the financial terms, timing considerations, market risks and potential benefits and detriments of the original Soros Group proposal, and after consulting with its financial advisors and outside legal counsel, the Board of Directors of Star Gas (with Mr. Sevin abstaining) concluded that the original Soros Group proposal was not a “superior proposal” under the terms of the Kestrel unit purchase agreement. The reasons for the Board’s conclusion are discussed in the first supplement.

On February 24, 2006, the Partnership issued a press release announcing the Board’s determination with respect to the original Soros Group proposal.

Revised Soros Group Proposal. On March 3, 2005, Star Gas Partners received a revised recapitalization proposal (the “revised Soros Group proposal”) from the Soros Group which includes, among other things, a proposed commitment by the Soros Group of $32.5 million of new equity capital (compared to their prior proposal of $30 million) in which they would purchase 10 million common units at a price of $3.25 per unit. The revised Soros Group proposal contemplates a standby commitment in a $37.5 million (compared to the prior proposal of $35 million) rights offering to Star Gas Partners’ common unitholders, at a price of $2.50 (compared to the prior proposal of $2.60) per common unit. The revised Soros Group proposal would result in the aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange and new common units to be issued to existing holders of Star Gas Partners’ senior subordinated and junior subordinated units upon the conversion of such units into common units) and cash to Star Gas Partners of $70 million (compared to the prior proposal of $65 million) prior to the payment of fees, expenses and other costs. Pursuant to the Soros Group proposal, the Soros Group would become the new general partner of Star Gas Partners.

The revised Soros Group proposal contemplates maintaining the current arrangements with the holders of approximately 94% in principal amount of Star Gas Partners’ senior notes, including the conversion of $26.9 million of senior notes into common units at $2.00 per common unit. The revised Soros Group proposal also indicated that while it is not conditioned on any change to the arrangements with Star Gas Partners’ senior noteholders, the Soros Group would be prepared to explore a revised arrangement between Star Gas Partners and its noteholders, which would include a bridge financing facility, provided by the Soros Group, to permit Star Gas Partners to make an asset sales proceeds offer to the senior noteholders under the terms of their indenture. The revised Soros Group proposal, like the original proposal, is subject to completion of a confirmatory due diligence review and negotiation and execution of definitive agreements.

On March 6, 2006, counsel for Star Gas Partners sent a letter to counsel to the Soros Group seeking clarification of certain terms of the revised Soros Group proposal, including the terms and amount of the bridge financing facility. Counsel to the Soros Group responded to this letter on March 7, 2006 and declined to provide the information requested by our counsel until such time as the Partnership confirmed that it was ready to discuss the revised Soros Group proposal with the Soros Group.

On March 6, 2006, the Partnership issued a press release announcing the Board’s receipt of the revised Soros Group proposal.

The Board of Directors of Star Gas met on March 6, 2006 with Star Gas Partners’ legal and financial advisors to discuss the revised Soros Group proposal. After discussion, the Board requested that Jefferies evaluate the revised Soros Group proposal in order to assist the Board in the Board’s determination as to whether the revised Soros Group proposal may reasonably be expected to be more favorable to Star Gas Partners or its unitholders or partners from a financial point of view than the original Kestrel transaction.

Kestrel Proposal and Revised Kestrel Proposal. On March 8, 2006, the Partnership received a proposal from Kestrel to amend the existing unit purchase agreement (the “Kestrel proposal”) as well as a subsequent revised proposal from Kestrel (the “revised Kestrel proposal”).

The Kestrel proposal included, among other things, an increased commitment by Kestrel to $19.5 million of new equity capital (increased from the original unit purchase agreement which provided for a $15 million equity investment) in which they would purchase 7.5 million common units at a price of $2.60 per unit. The Kestrel proposal also contemplated increasing to $41.125 million the rights offering to the Partnership’s common unitholders, at a price of $2.35 per common unit (compared to the terms of the original unit purchase agreement which provided for a $35 million rights offering at a price of $2.00 per common unit), which Kestrel would continue to backstop. The Kestrel proposal would result in the same aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange and new common units to be issued to existing holders of Star Gas Partners’ senior subordinated and junior subordinated units upon the conversion of such units into common units) as under the existing Kestrel transaction and cash to the Partnership of $60.625 million (compared to the original commitment by Kestrel of $50 million) prior to the payment of other costs.

The Kestrel proposal was conditioned on the elimination of the “fiduciary out” provisions set forth in Section 5.11 of the Kestrel unit purchase agreement, which provisions, among other things, allow the Board to consider and approve proposals by third parties which may increase the value to the Partnership and its unitholders.

The Kestrel proposal indicated that, other than the terms set forth above, the terms and provisions of the original unit purchase agreement with Kestrel would remain in full force and effect.

The Kestrel proposal also indicated that it would, by its terms, expire and be of no further force and effect, if not previously accepted by the Partnership, at the earlier of (i) 4:00 p.m. Eastern Time on March 9, 2006 or (ii) such time as the Partnership makes a public announcement with respect to its determination of whether the previously announced revised Soros Group proposal constitutes a “Superior Proposal” under the terms of the Kestrel unit purchase agreement.

The Board of Directors of Star Gas met on March 8, 2006 to review the revised Soros Group proposal and the Kestrel proposal. At this meeting, the Board received a presentation from Jefferies comparing the financial terms and other aspects of the revised Soros Group proposal and the original Kestrel transaction. The Board also requested that Jefferies evaluate the Kestrel proposal in order to assist the Board in the Board’s determination as to whether the revised Soros Group proposal was more favorable from a financial point of view than the Kestrel proposal.

It was the sense of the Board that while no final decision would be made regarding the Kestrel proposal until the Board had the opportunity to review Jefferies’ further analysis, it was not inclined, under current circumstances, to accept a proposal that would prematurely eliminate the “fiduciary out” provision of its existing agreement with Kestrel, which would effectively foreclose the Board’s ability to entertain superior proposals and engage in discussions to secure additional value for the Partnership and its unitholders.

The Board requested that the Partnership’s legal advisors contact Kestrel to determine if Kestrel would be willing to eliminate the fiduciary out provision of its revised proposal.

In response to the Board’s concerns regarding the elimination of the “fiduciary out” provision in the Kestrel proposal, Kestrel subsequently advised the Partnership that if the Board rejected the Kestrel proposal, Kestrel would make a revised proposal (the “revised Kestrel proposal”), which would provide for an increase in Kestrel’s equity investment to $16.875 million of new equity capital in which they would purchase 7.5 million common units at a price of $2.25 per common unit, and an increased $39.375 million rights offering to the Partnership’s holders of common units at a price of $2.25 per common unit. The revised Kestrel proposal would result in the same aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange and new common units to be issued to existing holders of Star Gas Partners’ senior subordinated and junior subordinated units upon the conversion of such units into common units) as under the original Kestrel transaction and cash to the Partnership of $56.25 million prior to the payment of certain costs and expenses.

On March 9, 2006, the Partnership issued a press release announcing the Board’s receipt of the Kestrel proposal and the revised Kestrel proposal.

The Board of Directors of Star Gas met on March 9, 2006 with Star Gas Partners’ legal and financial advisors to discuss the Kestrel proposal and the revised Kestrel proposal. After discussion, the Board rejected the Kestrel proposal. The Board did not believe that the Kestrel proposal was sufficiently attractive to justify accepting a proposal which would eliminate the “fiduciary out” provision of its existing agreement with Kestrel, which could adversely affect the Board’s ability to secure additional value for the Partnership and its unitholders. The Board then approved the revised Kestrel proposal and authorized management to enter into an amendment to the unit purchase agreement to implement the revised Kestrel proposal. The Board requested that Jefferies evaluate the revised Kestrel proposal against the revised Soros Group proposal in order to assist the Board in the Board’s determination as to whether the revised Soros Group proposal may reasonably be expected to be more favorable to Star Gas Partners or its unitholders or partners from a financial point of view than the revised Kestrel proposal.

At the March 9, Board meeting, the Board also approved a postponement of the date of the special meeting of unitholders until March 24, 2006, in order to give the Partnership time to prepare and circulate additional information to unitholders. The Board also set the record date for the rights offering as the close of business on March 28, 2006.

On March 9, 2006, the Partnership issued a press release announcing the Board’s approval of the revised Kestrel proposal.

On March 9, 2006, the Partnership entered into a letter agreement with Kestrel which contemplated an amendment to the Kestrel unit purchase agreement. The Contingent Amendment, which reflects the terms of that letter agreement, provides for an increased equity investment by Kestrel of $16.875 million at a price of $2.25 per common unit and an increased rights offering of $39.375 million to Star’s common unitholders at a price of $2.25 per common unit. The Contingent Amendment would result in the aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange and new common units issued to existing holders of Star’s senior subordinated and junior subordinated units) and cash to the Partnership of $56.25 million.

The Contingent Amendment provided that it would only become effective, and amend the existing unit purchase agreement, upon the satisfaction of either of the following conditions: (1) if the Partnership received the consent to the Contingent Amendment from the holders of 2/3 of the Partnership’s outstanding senior notes prior to the close of business on Tuesday, March 28, 2006; or (2) if Kestrel and the Partnership mutually agreed in writing to such effectiveness.

Subsequent to executing the letter agreement, the Partnership was advised that two of its senior noteholders (the “Non-Consenting Noteholders”) were withholding their consent to amending the Kestrel agreement, effectively prohibiting the Partnership from obtaining the increased value for all stakeholders provided by the revised Kestrel proposal.

The Board met on March 10, 2006 to continue its review of the revised Soros Group proposal. At this meeting, the Board received a presentation from Jefferies comparing the financial terms and other aspects of the revised Soros Group proposal and the revised Kestrel proposal. A summary of Jefferies’ analysis is set forth below under the heading “Presentation of Jefferies & Company.”

The Board met on March 12, 2006 to continue its review of the revised Soros Group proposal and the revised Kestrel proposal. At this meeting, the Board authorized management to enter into the Contingent Amendment, which was executed later that day.

On March 13, 2006, the Partnership issued a press release concerning, among other things, the signing of the Contingent Amendment and the position being taken by the Non-Consenting Noteholders.

The Board met with its legal and financial advisors on March 14, 2006 to continue to discuss developments related to the Non-Consenting Noteholders.

On March 15, 2006, the Non-Consenting Noteholders sold their notes to other noteholders who were in favor of, and consented to, the Contingent Amendment. The Contingent Amendment, by its terms, became effective upon the receipt by the Partnership of consents from the holders of more than 2/3 of the Partnership’s outstanding senior notes.

The Board met on March 15, 2006 to continue its review of the revised Soros Group proposal. After carefully reviewing and considering the transaction risks, financial terms, timing considerations, market risks and potential benefits and detriments of the Kestrel unit purchase agreement, as amended by the Contingent Amendment, and the revised Soros Group proposal, and after consulting with its financial advisors and outside legal counsel, which included reviewing and considering the presentation that Jefferies made at the March 10, 2006 meeting of the Board of Directors, the Board (with Mr. Sevin abstaining) concluded that the revised Soros Group proposal was not a “Superior Proposal” under the terms of the Kestrel unit purchase agreement, as amended by the Contingent Amendment (the “amended unit purchase agreement”).

The revised Soros Group proposal was determined not to be a “Superior Proposal” for a number of reasons. The revised Soros Group proposal, like the original Soros Group proposal, has failed to provide any assurances of entering into acceptable lockup agreements with the Partnership’s senior noteholders. The revised Soros Group proposal mentioned the possibility of providing a bridge financing facility to avoid the risks associated with the Partnership’s senior noteholders; however, when asked for additional information, the Soros Group declined to provide any details as to the terms or amount of its supposed bridge financing facility. The revised Soros Group proposal continued to “assume” that the existing transactions with the Partnership’s senior noteholders would remain the same and would be an integral part of the transactions contemplated by the revised Soros Group proposal. The lockup agreements with the senior noteholders terminate upon the termination of the Kestrel agreement, and the revised Soros Group proposal provided no assurances that similar lockup agreements would be entered into with the Partnership’s senior noteholders or that the Partnership would be able to similarly resolve the dispute with its noteholders regarding the use of proceeds from the sale of its propane business or that the Partnership would be able to deleverage its senior notes by up to $100 million (as is provided for in the Kestrel transaction).

After consulting with its financial advisor, the Board concluded that the amended unit purchase agreement provided the Partnership terms which were slightly better from a financial point of view than the revised Soros Group proposal. Under the revised Soros Group proposal, the existing common unitholders must pay $2.50 per unit to purchase additional units offered in the rights offering – compared to the amended unit purchase agreement, which only requires existing common unitholders to pay $2.25 to participate. Factoring in the discrepancy in the number of units proposed to be offered pursuant to the amended unit purchase agreement and revised Soros rights offerings, respectively, the existing common unitholders are afforded rights to purchase approximately 0.466 units for each existing common unit in the revised Soros Group proposal compared to approximately 0.544 units for each existing common unit under the amended unit purchase agreement. As a result, the existing common unitholders’ ownership would be diluted to approximately 63.4% under the revised Soros Group proposal compared to only approximately 66.8% dilution under the amended unit purchase agreement (assuming in all instances that the rights offerings would both be fully subscribed). Under various analyses relating to the use of the incremental cash in the two proposals (i.e., investing cash, reducing debt, repurchasing units or making accretive acquisitions), the Kestrel transaction yielded slightly greater potential long-term value to the existing common unitholders in all cases, assuming in all instances that the rights offering in each of the revised Soros Group proposal and Kestrel transaction are fully subscribed. The Board also had some concern about the potential adverse income tax consequences to the Partnership’s unitholders who participate in the rights offering paying $2.50 per common unit while the Soros Group paid a higher price of $3.25 per common unit for the same Partnership interests.

While the Board recognized that the revised Soros Group proposal would provide additional cash to the Partnership, after deducting the termination fee and expense reimbursement due under the amended unit purchase agreement and the estimated incremental transaction expenses and interest that would accrue during any period of delay on the senior notes which otherwise would have been repaid or converted to common units, the amount of additional cash provided to the Partnership would be approximately $4.25 million.

The Board also considered the impact on the Partnership’s business and employees in light of the additional uncertainty about the Soros Group’s proposal, the time required to consummate a transaction with the Soros Group, and the related additional uncertainty associated with the due diligence review required to be undertaken by the Soros Group, and the additional effort and expense required to obtain a new vote of common and subordinated unitholders for the revised Soros Group proposal, and concluded that these factors could pose additional risks to the Partnership under the revised Soros Group proposal.

In comparing the revised Soros Group proposal to the amended unit purchase agreement, the Board concluded, based on the factors discussed above and the analyses performed by its financial advisor, the Kestrel transaction was slightly better, from a financial point of view, than the revised Soros Group proposal.

After weighing the relative timing, certainty and financial aspects of the revised Soros Group proposal as compared to the Kestrel transaction and its associated risks, the Board concluded that the incremental cash to Star Gas Partners of the revised Soros Group proposal was outweighed by the risk and uncertainty associated with the revised Soros Group proposal, the dilution to existing unitholders, expenses, timing, employee-related issues and the uncertainty that the Soros Group would be able to replicate in a timely manner the current arrangements with the Partnership’s senior noteholders, and accordingly, the Board could not at this time conclude that the Soros Group’s revised proposal was a “Superior Proposal” under the terms of the amended unit purchase agreement

On March 16, 2006, the Partnership issued a press release announcing the effectiveness of the Contingent Amendment and the Board’s determination concerning the revised Soros Group proposal.

The Partnership continues to believe that the amended unit purchase agreement with Kestrel has a high likelihood of closing, subject to unitholder approval, following the special meeting of Star’s unitholders. The Board of Directors of Star Gas continues to recommend that the Partnership’s unitholders vote for approval and adoption of the Kestrel transaction.

Presentation of Jefferies & Company

At the March 10, 2006 meeting of the Board of Directors of Star Gas, Jefferies made a presentation to the Board comparing the financial terms and other aspects of the Kestrel transaction to the revised Kestrel proposal and the revised Soros Group proposal. The following is a summary of the material financial and comparative analyses performed by Jefferies and presented at that meeting. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text summarizing the data appearing in the tables. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ analyses.

Pro Forma Ownership Analysis. Jefferies performed a pro forma ownership analysis to estimate the potential dilution to holders of the existing common units under the revised Kestrel proposal and the revised Soros Group proposal assuming both full participation and no participation in the rights offering by such holders. The results of this analysis were as follows:

		Kestrel Transaction and Revised Kestrel Proposal*		Revised Soros Group Proposal
	Current Ownership**	Full Participation in Rights Offering***	No Participation in Rights Offering***	Full Participation in Rights Offering***	No Participation in Rights Offering***
Existing Common Units	88.8%	66.8%	43.3%	63.4%	43.3%
Senior and Junior Subordinated Units	10.3%	5.0%	5.0%	5.0%	5.0%
Senior Notes	0.0%	18.1%	18.1%	18.1%	18.1%
Kestrel/Soros	0.0%	10.1%	33.6%	13.5%	33.6%
General Partner	0.9%	—	—	—	—

TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%

*	Pro forma ownership for each group of stakeholders would be the same for both the Kestrel transaction and for the revised Kestrel proposal
**	Represents ownership of all outstanding units (including common units and general partner units).
***	Represents pro forma ownership of outstanding common units.

Pro Forma Accretion / Dilution Analysis. Jefferies performed a pro forma accretion / dilution analysis to estimate the potential impact to holders of common units of the revised Kestrel proposal and the revised Soros Group proposal as compared to the Kestrel transaction. After deducting the incremental pre-tax fees and expenses estimated by Star Gas Partners management to be incurred in connection with the Soros Group proposal from the additional $20 million that Star Gas Partners would receive under that proposal, there was estimated to be (and assumed for purposes of this analysis) $4.25 million of net incremental cash available to Star Gas Partners as compared to the revised Kestrel proposal. Star Gas Partners management identified four potential scenarios to reflect possible uses of that net incremental cash under the Soros Group proposal. The four scenarios developed by Star Gas Partners management for use of the incremental net cash were as follows:

• Scenario A:	The incremental net cash remains on the balance sheet of Star Gas Partners earning interest at 3%.

• Scenario B:	The incremental net cash is used to purchase Senior Notes in lieu of incurring additional indebtedness for that purpose under Star Gas Partners’ working capital facility, which would accrue interest at 7%.

• Scenario C:	The incremental net cash is used to repurchase common units at the average of the intraday high and low trading prices from March 6, 2006 to March 7, 2006 of $2.82 per unit.

• Scenario D:	The incremental net cash is used to fund acquisitions at 4.5x EBITDA.

For each of these scenarios, Jefferies analyzed the hypothetical pro forma distributable cash flow, or DCF, per common unit under the revised Soros Group proposal and estimated the potential accretion as compared to the hypothetical DCF per common unit under the revised Kestrel proposal. The results of this analysis were as follows:

	Scenario A
	Kestrel Transaction	Revised Kestrel Proposal	Revised Soros Group Proposal
	Hypothetical DCF per Unit[1]	Hypothetical DCF per Unit[1]	Hypothetical DCF per Unit[1]	Accretion to Revised Kestrel Proposal	Accretion to Revised Kestrel Proposal
2006	$0.19	$0.19	$0.19	$0.0017	0.89%
2007	0.23	0.23	0.23	0.0019	0.81%
2008	0.28	0.28	0.28	0.0020	0.71%
2009	0.33	0.33	0.33	0.0019	0.59%
2010	0.35	0.36	0.36	0.0021	0.58%

	Scenario B
	Kestrel Transaction	Revised Kestrel Proposal	Revised Soros Group Proposal
	Hypothetical DCF per Unit[1]	Hypothetical DCF per Unit[1]	Hypothetical DCF per Unit[1]	Accretion to Revised Kestrel Proposal	Accretion to Revised Kestrel Proposal
2006	$0.19	$0.20	$0.20	$0.0040	2.05%
2007	0.23	0.23	0.24	0.0043	1.85%
2008	0.28	0.29	0.29	0.0047	1.63%
2009	0.33	0.33	0.34	0.0045	1.36%
2010	0.35	0.36	0.37	0.0049	1.35%

	Scenario C
	Kestrel Transaction	Revised Kestrel Proposal	Revised Soros Group Proposal
	Hypothetical DCF per Unit[1]	Hypothetical DCF per Unit[1]	Hypothetical DCF per Unit[1]	Accretion to Revised Kestrel Proposal	Accretion to Revised Kestrel Proposal
2006	$0.19	$0.20	$0.20	$0.0042	2.14%
2007	0.23	0.23	0.24	0.0050	2.14%
2008	0.28	0.29	0.29	0.0062	2.14%
2009	0.33	0.34	0.34	0.0066	1.96%
2010	0.35	0.36	0.37	0.0076	2.08%

	Scenario D
	Kestrel Transaction	Revised Kestrel Proposal	Revised Soros Group Proposal
	Hypothetical DCF per Unit[1]	Hypothetical DCF per Unit[1]	Hypothetical DCF per Unit[1]	Accretion to Revised Kestrel Proposal	Accretion to Revised Kestrel Proposal
2006	$0.19	$0.21	$0.22	$0.0122	5.87%
2007	0.23	0.24	0.26	0.0114	4.67%
2008	0.28	0.30	0.31	0.0117	3.91%
2009	0.33	0.34	0.35	0.0107	3.13%
2010	0.35	0.37	0.38	0.0109	2.95%

1.	Under the proposed amended and restated agreement of the limited partnership, common unit distributions will be suspended through September 30, 2008.

Hypothetical Common Unitholder Equity Value Ownership Analysis. Using DCF forecasts provided by senior management for fiscal years 2006 to 2010 and a hypothetical implied yield for the common units during such period of 10.8%, Jefferies also compared the hypothetical aggregate market value of the existing common units under the revised Kestrel proposal and for the revised Soros Group proposal (using the four scenarios described above) to the hypothetical market capitalization for all outstanding common units, in each case assuming both full participation in the rights offering by holders of existing common units, which is referred to below as “Full Participation in Rights Offering,” and no participation in the rights offering by holders of existing common units, which is referred to below as “No Participation in Rights Offering.” The results of this analysis were as follows:

	2006	2007	2008	2009	2010
Scenario A
Revised Kestrel Proposal
Hypothetical Common Units Market Capitalization[1]	$132.0	$158.1	$194.3	$226.5	$245.5
Hypothetical Existing Common Units Market Capitalization (Full Participation in Rights Offering)[2]	88.2	105.6	129.8	151.3	164.0
Hypothetical Existing Common Units Market Capitalization (No Participation in Rights Offering)[3]	57.1	68.4	84.1	98.0	106.2
Revised Soros Group Proposal
Hypothetical Common Units Market Capitalization[1]	$133.2	$159.4	$195.7	$227.9	$246.9
Hypothetical Existing Common Units Market Capitalization (Full Participation in Rights Offering)[4]	84.5	101.1	124.2	144.6	156.6
Hypothetical Existing Common Units Market Capitalization (No Participation in Rights Offering)[3]	57.6	69.0	84.7	98.6	106.8

Scenario B
Revised Kestrel Proposal
Hypothetical Common Units Market Capitalization[1]	$134.3	$160.6	$197.0	$229.1	$248.3
Hypothetical Existing Common Units Market Capitalization (Full Participation in Rights Offering)[2]	89.7	107.3	131.6	153.1	165.9
Hypothetical Existing Common Units Market Capitalization (No Participation in Rights Offering)[3]	58.1	69.5	85.3	99.2	107.4
Revised Soros Group Proposal
Hypothetical Common Units Market Capitalization[1]	$137.0	$163.6	$200.2	$232.3	$251.6
Hypothetical Existing Common Units Market Capitalization (Full Participation in Rights Offering)[4]	87.0	103.8	127.0	147.4	159.6
Hypothetical Existing Common Units Market Capitalization (No Participation in Rights Offering)[3]	59.3	70.8	86.6	100.5	108.9

Scenario C
Revised Kestrel Proposal
Hypothetical Common Units Market Capitalization[1]	$130.2	$156.2	$192.3	$224.0	$243.2
Hypothetical Existing Common Units Market Capitalization (Full Participation in Rights Offering)[5]	85.7	102.8	126.5	147.4	160.0
Hypothetical Existing Common Units Market Capitalization (No Participation in Rights Offering)[6]	54.1	64.9	79.9	93.0	101.0
Revised Soros Group Proposal
Hypothetical Common Units Market Capitalization[1]	$130.2	$156.2	$192.3	$223.6	$243.0
Hypothetical Existing Common Units Market Capitalization (Full Participation in Rights Offering)[7]	80.1	96.1	118.3	137.6	149.5
Hypothetical Existing Common Units Market Capitalization (No Participation in Rights Offering)[8]	52.5	62.9	77.5	90.1	97.9

	2006	2007	2008	2009	2010

Scenario D
Revised Kestrel Proposal
Hypothetical Common Units Market Capitalization[1]	$142.5	$168.4	$204.8	$236.1	$255.2
Hypothetical Existing Common Units Market Capitalization (Full Participation in Rights Offering)[2]	95.2	112.5	136.9	157.8	170.5
Hypothetical Existing Common Units Market Capitalization (No Participation in Rights Offering)[3]	61.7	72.9	88.6	102.2	110.4
Revised Soros Group Proposal
Hypothetical Common Units Market Capitalization[1]	$150.9	$176.3	$212.9	$243.5	$262.7
Hypothetical Existing Common Units Market Capitalization (Full Participation in Rights Offering)[4]	95.7	111.9	135.1	154.5	166.7
Hypothetical Existing Common Units Market Capitalization (No Participation in Rights Offering)[3]	65.3	76.3	92.1	105.4	113.7

1.	Hypothetical common units market capitalization is based on a hypothetical implied yield of 10.8%.
2.	Assuming existing common unitholders fully subscribe to the rights offering under the revised Kestrel proposal, their aggregate pro forma ownership would be 66.8% of the outstanding common units.
3.	Assuming existing common unitholders do not subscribe to the rights offering under the revised Kestrel proposal or the revised Soros Group proposal, as applicable, their aggregate pro forma ownership would be 44.3% of the outstanding common units.
4.	Assuming existing common unitholders fully subscribe to the rights offering under the revised Soros Group proposal, their aggregate pro forma ownership would be 63.4% of the outstanding common units.
5.	Assuming existing common unitholders fully subscribe to the rights offering under the revised Kestrel proposal and the incremental net cash is used to repurchase common units from existing common unitholders at the price of $2.82, the existing common unitholders aggregate pro forma ownership would be 65.8% of the outstanding common units.
6.	Assuming existing common unitholders do not subscribe to the rights offering under the revised Kestrel proposal and the incremental net cash is used to repurchase common units from existing common unitholders at the price of $2.82, the existing common unitholders aggregate pro forma ownership would be 41.5% of the outstanding common units.
7.	Assuming existing common unitholders fully subscribe to the rights offering under the revised Soros Group proposal and the incremental net cash is used to repurchase common units from existing common unitholders at the price of $2.82, the existing common unitholders aggregate pro forma ownership would be 61.5% of the outstanding common units.
8.	Assuming existing common unitholders do not subscribe to the rights offering under the revised Soros Group proposal and the incremental net cash is used to repurchase common units from existing common unitholders at the price of $2.82, the existing common unitholders aggregate pro forma ownership would be 40.3% of the outstanding common units.

Jefferies’ analysis was one of many factors considered by Star Gas’ board of directors in its evaluation of the Soros Group proposal. Pursuant to an engagement letter between Star Gas and Jefferies dated May 12, 2005, Star Gas has agreed to pay Jefferies a customary fee for its services in connection with the Kestrel transaction, a portion of which was paid upon delivery of Jefferies’ written opinion to the Board in connection with the Kestrel transaction, and a significant portion of which is payable contingent upon consummation of the Kestrel transaction. Pursuant to that engagement letter, Star Gas has also agreed to pay Jefferies a fee in the event that Star Gas Partners consummates a recapitalization or other similar transaction with a third party (which would include the Soros Group), which fee would be approximately $2.0 million greater than the fee Jefferies would receive in connection with the Kestrel transaction. Jefferies will also be reimbursed for reasonable expenses incurred, including the fees and disbursements of its counsel. Star Gas has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered or to be rendered by it under its engagement.

VOTING PROCEDURES

FOR UNITHOLDERS WHO HAVE NOT ALREADY VOTED

Enclosed for your convenience is an amended proxy card (and a return envelope) for your use. You may use any of the proxy cards which were previously sent to you with the original proxy statement, or subsequent mailings, or you may use the amended proxy card enclosed with this supplement.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote all executed proxy cards in accordance with the recommendations of the board of directors of Star Gas, which is to vote FOR all three proposals to effect the Kestrel recapitalization. With respect to any other matter that properly comes before the special meeting the proxy holders will vote as recommended by the board of directors of Star Gas, or, if no recommendation is given, in their own discretion. See “The Recapitalization – Reasons for the Recapitalization that the Board Considered; Recommendations of the Board” in the proxy statement.

FOR UNITHOLDERS WHO HAVE ALREADY VOTED

We have enclosed an amended proxy card (and a return envelope) for your use, in case you wish to change your vote. If you have already submitted your proxy and you do not wish to change your vote, you do not need to return this amended proxy card. If we receive the enclosed proxy card, duly executed and dated, prior to the date of the special meeting, any proxy previously granted by you will be, without further action on your part, revoked, and the enclosed proxy card will be voted as indicated.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote all executed proxy cards in accordance with the recommendations of the Board of Directors of Star Gas, which is to vote FOR all three proposals to effect the Kestrel recapitalization. With respect to any other matter that properly comes before the special meeting, the proxy holders will vote as recommended by the board of directors of Star Gas, or, if no recommendation is given, in their own discretion. See “The Recapitalization – Reasons for the Recapitalization that the Board Considered; Recommendations of the Board” in the proxy statement.

FOR UNITHOLDERS WHO WISH TO REVOKE THEIR PREVIOUSLY SUBMITTED PROXY

You may revoke your proxy at any time before it is voted. A proxy may be voted in any of the following ways:

(1) by submitting a written revocation to the Secretary of Star Gas Partners, L.P., 2187 Atlantic Street, Stamford, CT 06902 (which must be received by the Secretary of Star Gas prior to the special meeting);

(2) by submitting a later-dated proxy by mail or telephone or through the internet (which must be received by the Secretary of Star Gas prior to the special meeting); or

(3) by voting in person at the special meeting.

However, simply attending the special meeting (without voting) will not revoke a proxy.

If you do not hold your units in your own name, you may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other person who is the registered owner of your units.

FINANCIAL INFORMATION

The following is selected historical and pro forma financial information for the Partnership. The pro forma financial information gives effect to the Contingent Amendment.

Summary Consolidated Historical Financial and Operating Data

The following table sets forth our summary consolidated financial information that has been derived from (i) our audited consolidated statements of operations and cash flows for each of the years ended September 30, 2003, 2004 and 2005 and our consolidated balance sheets as of September 30, 2004 and 2005 included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2005 incorporated by reference in this prospectus and (ii) the unaudited condensed consolidated statements of operations and cash flows for our business for the three months ended December 31, 2004 and 2005 and the balance sheet data as of December 31, 2005 included in our Quarterly Report on Form 10-Q incorporated by reference in this prospectus. You should read this financial information in conjunction with “Selected Historical Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and notes incorporated by reference in the proxy statement and first supplement from our Annual Report on Form 10-K for the fiscal year ended September 30, 2005 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 incorporated by reference in this prospectus. The information set forth below is not necessarily indicative of our future results or financial position.

	Fiscal Years Ended September 30,			Three Months Ended December 31,
(in thousands, except per unit data)	2003	2004	2005	2004	2005
Statement of Operations Data:
Sales	$1,102,968	$1,105,091	$1,259,478	$350,694	$414,381
Costs and expenses:
Cost of sales	793,543	799,055	983,779	281,278	319,667
Delivery and branch expenses	217,244	232,985	231,581	65,480	59,426
Depreciation and amortization expenses	35,535	37,313	35,480	9,122	8,485
General and administrative expenses	39,763	19,937	43,418	15,842	6,366
Goodwill impairment charge	—	—	67,000	—	—

Operating income (loss)	16,883	15,801	(101,780)	(21,028)	20,437
Interest expense, net	(29,530)	(36,682)	(31,838)	(10,492)	(6,682)
Amortization of debt issuance costs	(2,038)	(3,480)	(2,540)	(715)	(631)
Gain (loss) on redemption of debt	212	—	(42,082)	(42,082)	—

Income (loss) from continuing operations before income taxes	(14,473)	(24,361)	(178,240)	(74,317)	13,124
Income tax expense	1,200	1,240	696	331	250

Income (loss) from continuing operations	(15,673)	(25,601)	(178,936)	(74,648)	12,874
Income (loss) from discontinued operations, net of income taxes	19,786	20,276	(4,552)	(4,552)	—
Gain (loss) on sales of discontinued operations, net of income taxes	—	(538)	157,560	153,644	—

Income (loss) before cumulative effects of changes in accounting principles	4,113	(5,863)	(25,928)	74,444	12,874

Cumulative effects of change in accounting principle:
Adoption of SFAS No. 142	(3,901)	—	—	—	—
Change in inventory pricing method	—	—	—	—	(344)

Net income (loss)	$212	$(5,863)	$(25,928)	$74,444	$12,530

Weighted average number of limited partner units:
Basic	32,659	35,205	35,821	35,756	35,903
Diluted	32,767	35,205	35,821	35,756	35,903

Per Unit Data:
Basic and diluted income (loss) from continuing operations per unit (a)	$(0.48)	$(0.72)	$(4.95)	$(2.07)	$0.36
Basic and diluted net income (loss) per unit (a)	$0.01	$(0.16)	$(0.72)	$2.06	$0.35
Cash distribution declared per common unit	$2.30	$2.30	$—	$—	$—
Cash distribution declared per senior sub. unit	$1.65	$1.73	$—	$—	$—
Cash distribution declared per junior sub. unit	$1.15	$—	$—	$—	$—
Cash distribution declared per general partner unit	$1.15	$—	$—	$—	$—

Balance Sheet Data (end of period):
Current assets	$211,109	$234,171	$311,432	$393,630	$322,026
Total assets	$975,610	$960,976	$629,261	$809,580	$634,178
Long-term debt	$499,341	$503,668	$267,417	$268,582	$267,339
Partners’ Capital	$189,776	$169,771	$145,108	$219,167	$116,767

	Fiscal Years Ended September 30,			Three Months Ended December 31,
(in thousands, except per unit data)	2003	2004	2005	2004	2005
Summary Cash Flow Data:
Net cash provided by (used in) operating activities	$15,365	$13,669	$(54,915)	$(151,895)	$(112,449)
Net cash provided by (used in) investing activities	$(48,395)	$6,447	$467,431	$463,705	$(2,546)
Net cash provided by (used in) financing activities	$48,049	$(19,874)	$(306,694)	$(192,708)	$25,064

Other Data:
EBITDA (b)	$52,630	$53,114	$(108,382)	$(53,988)	$28,922
Heating oil segment’s retail gallons sold	567,024	551,612	487,300	142,274	131,270

(a)	Income (loss) from continuing operations per unit is computed by dividing the limited partners’ interest in income (loss) from continuing operations by the weighted average number of limited partner units outstanding. Net income (loss) per unit is computed by dividing the limited partners’ interest in net income (loss) by the weighted average number of limited partner units outstanding.
(b)	EBITDA from continuing operations should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating our ability to make the minimum quarterly distribution. The working capital facility and the senior notes impose certain restrictions on our ability to pay distributions to unitholders.

The definition of “EBITDA” set forth above may be different from that used by other companies. EBITDA from continuing operations is calculated as follows:

	Fiscal Years Ended September 30,			Three Months Ended December 31,
Statement of Operations Data (in thousands)	2003	2004	2005	2004	2005
Income (loss) from continuing operations	$(15,673)	$(25,601)	$(178,936)	$(74,648)	$12,874
Plus:
Income tax expense	1,200	1,240	696	331	250
Amortization of debt issuance cost	2,038	3,480	2,540	715	631
Interest expense, net	29,530	36,682	31,838	10,492	6,682
Depreciation and amortization	35,535	37,313	35,480	9,122	8,485

EBITDA from continuing operations	52,630	53,114	(108,382)	(53,988)	28,922

Add/(subtract)
Income tax expense	(1,200)	(1,240)	(696)	(331)	(250)
Interest expense, net	(29,530)	(36,682)	(31,838)	(10,492)	(6,682)
Unit compensation expense (income)	9,001	(4,382)	(2,185)	(2,094)	—
Provision for losses on accounts receivable	6,601	7,646	9,817	1,721	1,977
Gain on sales of fixed assets, net	(52)	(281)	(43)	(73)	427
Goodwill impairment charge	—	—	67,000	—	—
(Gain)/loss on redemption of debt	(212)	—	42,082	42,082	—
Unrealized loss on derivative instruments, net	306	1,673	2,144	3,941	1,089
Change in operating assets and liabilities	(22,179)	(6,179)	(32,814)	(132,661)	(137,932)

Net cash provided by (used in) operating activities	$15,365	$13,669	$(54,915)	$(151,895)	$(112,449)

Summary Selected Unaudited Pro Forma Condensed Financial Information

The following summary selected unaudited pro forma condensed consolidated statement of operations for the fiscal year ended September 30, 2005 and the three months ended December 31, 2005 assumes the recapitalization occurred on October 1, 2004 and October 1, 2005, respectively. The selected unaudited pro forma condensed consolidated balance sheet data as of December 31, 2005 assumes the recapitalization occurred on December 31, 2005. You should not rely on the pro forma financial information as being indicative of the historical results that we would have had or the future results that we will experience after the recapitalization. See “Unaudited Condensed Pro Forma Financial Information.”

The “Pro Forma” column of the table represents the recapitalization assuming the repayment of approximately $73.1 million in senior notes (assuming full noteholder participation in the senior notes tender offer) and the conversion of approximately $26.9 million of senior notes into common units. As of the date of this prospectus, the holders of an aggregate of approximately $15.3 million in senior notes have not yet agreed to tender their notes in the tender offer. The principal amount of any senior notes, plus any interest and premium payments that we are required to make in respect of senior notes tendered for repurchase in the change of control repurchase offer, will reduce on a dollar-for-dollar basis the amount of senior notes that we shall repurchase for cash in connection with the closing of the recapitalization.

	Fiscal Year Ended September 30, 2005	Three Months Ended December 31, 2005
(in thousands, except per unit data)	Pro Forma	Pro Forma
	(unaudited)	(unaudited)
Sales:
Product	$1,071,270	$358,869
Installations and service	188,208	55,512

Total sales	1,259,478	414,381
Cost and expenses:
Cost of product	786,349	261,972
Cost of installations and service	197,430	57,695
Delivery and branch expenses	231,581	59,426
Depreciation and amortization expenses	35,480	8,485
General and administrative expenses	43,418	6,366
Goodwill impairment charge	67,000	—

Operating income (loss)	(101,780)	20,437
Interest expense	(26,016)	(5,483)
Interest income	3,606	858
Amortization of debt issuance costs	(2,230)	(553)
Loss on redemption of debt	(42,082)	—

Income (loss) from continuing operations before income taxes	(168,502)	15,259
Income tax expense	696	250

Income (loss) from continuing operations	$(169,198)	$15,009

General Partner’s interest income (loss) from continuing operations	$(740)	$66

Limited Partners’ interest income (loss) from continuing operations	$(168,458)	$14,943

Basic and diluted income (loss) from continuing operations per Limited Partner Unit:	$(2.27)	$0.20

Weighted average number of Limited Partner units outstanding:
Basic and Diluted	74,255	74,337

	December 31, 2005	December 31, 2005
	Actual	Pro Forma
Balance Sheet Data (end of period)
Current assets	$322,026	$319,919
Total assets	634,178	629,835
Long-term debt	267,339	166,492
Total partners’ capital	116,767	192,362

	Fiscal Year Ended September 30, 2005	Three Months Ended December 31, 2005
	Pro Forma	Pro Forma
	(In thousands)	(In thousands)
Summary Cash Flow Data
Net cash used in operating activities	$(44,455)	$(109,893)
Net cash provided by (used in) investing activities	467,431	(2,546)
Net cash used in financing activities	(330,076)	(4,155)

Other Data

EBITDA (see footnote (b) to the Summary Consolidated Historical Financial and Operating Data table above) is calculated as follows:

	Fiscal Year Ended September 30, 2005	Three Months ended December 31, 2005
	Pro Forma	Pro Forma
Pro Forma income (loss) from continuing operations	$(169,198)	$15,009
Plus:
Income tax expense	696	250
Amortization of debt issuance cost	2,230	553
Interest expense, net	22,410	4,625
Depreciation and amortization	35,480	8,485

Pro Forma EBITDA from continuing operations	$(108,382)	$28,922

UNAUDITED CONDENSED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated balance sheet of Star Gas Partners as of December 31, 2005 reflects our financial position after giving effect to the recapitalization which includes (i) receipt of $56.25 million in cash from the sale of 25.0 million common units at $2.25 per unit, (ii) conversion of the senior subordinated units and junior subordinated units into common units at an exchange rate of 1.00 to 1.00, (iii) repurchase for cash approximately $73.1 million of senior notes (assuming full noteholder participation in the senior notes tender offer) and (iv) conversion of approximately $26.9 million of senior notes into 13,433,962 (subject to adjustment based on rounding) common units at $2.00 per unit.

As of the date of this supplement, the holders of approximately $15.3 million in face amount of senior notes had not yet agreed to exchange their notes in the tender offer. The principal amount of any senior notes, plus any interest and premium payments that we are required to make in respect of senior notes tendered for repurchase in the change of control repurchase offer, will reduce on a dollar-for-dollar basis the amount of senior notes that we shall repurchase for cash in connection with the closing of the recapitalization. Thus, if none of these noteholders participate in the senior notes tender offer and none tender their notes in connection with the subsequent change of control repurchase offer, the amount of senior notes that we would repurchase for cash in connection with the recapitalization would be at least approximately $44.4 million but not more than approximately $57.5 million.

The unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 2005 and for the three months ended December 31, 2005 assume the aforementioned transaction took place on October 1, 2004 and October 1, 2005, respectively, and is based on our operations for the year ended September 30, 2005 and the three months ended December 31, 2005, respectively.

The unaudited pro forma condensed consolidated financial statements have been prepared by us based upon assumptions deemed appropriate by us. These statements are not necessarily indicative of future financial position or results of operations or of the actual results that would have occurred had the recapitalization been in effect as of the dates presented. The unaudited pro forma consolidated financial statements should be read in conjunction with our financial statements and related notes as reported in our Annual Report on Form 10-K for the fiscal year ended September 30, 2005 and our Quarterly Report on Form 10-Q for the three months ended December 31, 2005.

Page F-6	Unaudited Pro Forma Condensed Consolidated Balance Sheet at December 31, 2005

Page F-7	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended September 30, 2005

Page F-8	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended December 31, 2005

Page F-8	Explanatory notes to unaudited pro forma condensed consolidated financial statements

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA FINANCIAL INFORMATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)	Historical Dec. 31, 2005	Pro Forma Adjustments		Pro Forma Dec. 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$9,217			$9,217
Receivables, net of allowance of $8,433	182,252			182,252
Inventories	66,122			66,122
Prepaid expenses and other current assets	62,806	$(2,107	)(a)	60,699
Current assets held for sale	1,629			1,629

Total current assets	322,026	(2,107)		319,919
Property and equipment, net	47,152			47,152
Long-term portion of accounts receivables	2,643			2,643
Goodwill	166,522			166,522
Intangibles, net	73,233			73,233
Deferred charges and other assets, net	14,832	(2,236	)(b)	12,596
Assets held for sale	7,770			7,770

Total assets	$634,178	$(4,343)		$629,835

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$22,275			$22,275
Working capital facility borrowings	33,251	$24,753	(c)	58,004
Current maturities of long-term debt	754			754
Accrued expenses	67,334	(3,844	)(d)	63,490
Unearned service contract revenue	40,739			40,739
Customer credit balances	47,837			47,837
Current liabilities associated with assets held for resale	6,126			6,126

Total current liabilities	218,316	20,909		239,225
Long-term debt	267,339	(100,847	)(e)	166,492
Other long-term liabilities	31,756			31,756
Partners’ capital	116,767	75,595	(f)	192,362

Total liabilities and partners’ capital	$634,178	$(4,343)		$629,835

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA FINANCIAL INFORMATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per unit data)	Historical Sept. 30, 2005	Pro Forma Adjustments		Pro Forma Sept. 30, 2005
Sales:
Product	$1,071,270			$1,071,270
Installation and service	188,208			188,208

Total sales	1,259,478			1,259,478
Cost and expenses:
Cost of product	786,349			786,349
Cost of installations and service	197,430			197,430
Delivery and branch expenses	231,581			231,581
Depreciation and amortization expenses	35,480			35,480
General and administrative expenses	43,418			43,418
Goodwill impairment charge	67,000			67,000

Operating income (loss)	(101,780)			(101,780)
Interest expense	(36,152)	$10,136	(g)	(26,016)
Interest Income	4,314	(708	)(h)	3,606
Amortization of debt issuance costs	(2,540)	310	(i)	(2,230)
Loss on redemption of debt	(42,082)			(42,082)

Loss from continuing operations before income taxes	(178,240)	9,738		(168,502)
Income tax expense	696			696

Loss from continuing operations	$(178,936)	$9,738		$(169,198)

General Partners’ interest in loss from continuing operations	$(1,614)	$874		$(740)

Limited Partners’ interest in loss from continuing operations	$(177,322)	$8,864		$(168,458)

Basic and diluted loss from continuing operations per Limited Partner Unit	$(4.95)			$(2.27)

Weighted average number of Limited Partner units outstanding:
Basic and Diluted	35,821	38,434	(j)	74,255

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA FINANCIAL INFORMATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per unit data)	Historical Dec. 31, 2005	Pro Forma Adjustments		Pro Forma Dec. 31, 2005
Sales:
Product	$358,869			$358,869
Installation and service	55,512			55,512

Total sales	414,381			414,381
Cost and expenses:
Cost of product	261,972			261,972
Cost of installations and service	57,695			57,695
Delivery and branch expenses	59,426			59,426
Depreciation and amortization expenses	8,485			8,485
General and administrative expenses	6,366			6,366

Operating income	20,437			20,437
Interest expense	(7,540)	$2,057	(g)	(5,483)
Interest Income	858			858
Amortization of debt issuance costs	(631)	78	(i)	(553)

Income from continuing operations before income taxes	13,124	2,135		15,259
Income tax expense	250			250

Income from continuing operations	$12,874	$2,135		$15,009

General Partners’ interest in income from continuing operations	116	50		66

Limited Partners’ interest in income from continuing operations	$12,758	$2,185		$14,943

Basic and diluted income per Limited Partner Unit from continuing operations	$0.36			$0.20

Weighted average number of Limited Partner units outstanding:
Basic and Diluted	35,903	38,434	(j)	74,337

Explanatory Notes:

(a)	Represents certain expenses related to the recapitalization that were being carried as a component of prepaid expenses as of December 31, 2005. This $2.1 million, along with $4.0 million of additional transaction costs will be deducted from the proceeds from the sale of common units upon completion of the recapitalization (see (f) below). For the three months ended December 31, 2005, $0.4 million of costs related to the recapitalization transaction were expensed.

(b)	Represents the elimination of unamortized debt issuance costs relating to the senior notes. If we tender for $60.0 million of senior notes, the write-off of unamortized debt issuance costs would be $1.9 million. If we tender for $57.5 million of senior notes and $15.3 million of senior notes do not participate in the tender offer and if the $15.3 million in senior notes do not accept our change of control repurchase offer, the write-off of unamortized debt issuance costs would be $1.9 million.

(c)	As a result of the recapitalization, working capital facility borrowings would increase by $24.8 million. The components of the change are as follows:

(in thousands)
Proceeds from the sale of 25,000 common units	$(56,250)
10.25% senior notes repurchased	73,132
Costs associated with the transaction to be paid	4,027
Payment of accrued interest	3,844

Net Increase in Working Capital Facility Borrowings	$24,753

Pursuant to the tender offer for the senior notes, we must offer to exchange for cash at least $60 million of the senior notes but not more than approximately $73.1 million (reduced by principal, interest and premium payments required to be offered to non-tendering holders of senior notes in a change of control repurchase offer). We intend to repurchase approximately $73.1 million of the senior notes, subject to cash availability at the time of closing. If we tender for $60.0 million of the senior notes, the increase in working capital facility borrowings would be $11.1 million. We have reached an agreement with the holders of $249.7 million of senior notes to participate in the senior notes tender offer. Currently, we do not know whether the holders of the $15.3 million balance of the senior notes will participate in the tender offer. If the holders of the $15.3 million of senior notes do not participate in the tender offer, we will tender for $57.5 million in senior notes. For those senior notes that are not tendered to us, we have an obligation under the change of control provision of our indenture to offer to repurchase such notes at 101% of face value (the “change of control repurchase offer”). If the $15.3 million in senior notes accept our change of control repurchase offer, we will pay a prepayment penalty of $0.2 million. Furthermore, if these $15.3 million in senior notes do not accept our change of control repurchase offer, the increase in working capital facility borrowings would be $8.8 million.

(d)	Represents accrued interest on the retirement of $100.0 million in senior notes, $73.1 million for cash in the tender offer and $26.9 million exchanged for equity. If we tender for $60 million of senior notes, accrued interest would decline by $3.3 million. If we tender for $57.5 million of senior notes and $15.3 million of senior notes do not participate in the tender offer and if the $15.3 million in senior notes do not accept our change of control repurchase offer, accrued interest would decline by $3.2 million.

(e)	Represents the repurchase of approximately $73.1 million in senior notes, the exchange of approximately $26.9 million face value of senior notes into common units at $2.00 per unit and a reduction in debt premium of $0.9 million. If we tender for $60 million of senior notes, long-term debt would decrease by $87.6 million, including $0.7 million in debt premiums. If we tender for $57.5 million of senior notes and $15.3 million of senior notes do not participate in the tender offer and if the $15.3 million in senior notes do not accept our change of control repurchase offer, long-term debt would decrease by $85.1 million, including $0.7 million in debt premiums.

(f)	As a result of the recapitalization, Partners’ capital increases by $75.6 million. The components of the change are as follows:

(in thousands)
Proceeds from the sale of common units	$56,250
Exchange of debt for equity	26,868
Write-off of deferred charges	(2,236)
Unamortized debt premium	847
Transaction costs incurred prior to December 31, 2005	(2,107)
Anticipated transaction costs to be incurred subsequent to December 31, 2005	(4,027)

Net increase in Partners’ capital	$75,595

If we tender for $60 million of senior notes, Partners’ capital would increase by $75.8 million as write-off of deferred charges would be less by $0.3 million and write-off of the unamortized debt premium would be less by $0.1 million. If we tender for $57.5 million of senior notes, Partners’ capital would increase by $75.7 million as write-off of deferred charges would be less by $0.3 million, the write-off of the unamortized debt premium would be less by $0.1 million and the Partnership would record a note prepayment penalty of $0.2 million.

As a result of the recapitalization, we will record a loss of $1.4 million on the early extinguishment of debt, as the write-off of unamortized deferred charges of $2.2 million is reduced by the write-off of unamortized debt premium of $0.8 million. These pro forma financial statements assume that approximately $26.9 million of senior notes are converted into 13,433,962 common units at $2.00 per unit. If the market price of our common units differs at the time of conversion, the loss on early extinguishment of debt will be adjusted. For example, if the market value of our common units is $1.75 per unit, the loss will be reduced by $3.4 million. Conversely, if the market value of our common units is $2.25 per unit, the loss will be increased by $3.4 million.

(g)	For fiscal 2005, reflects the reduction to interest expense of $10.2 million due to the recapitalization and a reduction in the amortization of a net debt premium of $0.1 million. If we tender for $60 million of senior notes and exchange $26.9 million of senior notes for equity, interest expense would decline by $8.8 million. If we tender for $57.5 million of senior notes and $15.3 million of senior notes do not participate in the tender offer and if the $15.3 million in senior notes do not accept our change of control repurchase offer (and we exchange $26.9 million of senior notes into equity), interest expense would decline by $8.6 million.

For the three months ended December 31, 2005, reflects the reduction to interest expense of $2.1 million due to the recapitalization and a reduction in the amortization of a net debt premium of $30 thousand. If we tender for $60 million of senior notes and exchange $26.9 million of senior notes for equity, interest expense would decline by $2.0 million. If we tender for $57.5 million of senior notes and $15.3 million of senior notes do not participate in the tender offer and if the $15.3 million in senior notes do not accept our change of control repurchase offer (and we exchange $26.9 million of senior notes into equity), interest expense would decline by $2.0 million.

(h)	For fiscal 2005, reflects the reduction to interest income of $0.7 million from the use of cash to partially fund the repurchase of the senior notes. If we tender for $60 million of senior notes and exchange $26.9 million of senior notes for equity, interest income would decline by $0.2 million. If we tender for $57.5 million of senior notes and $15.3 million of senior notes do not participate in the tender offer and if the $15.3 million in senior notes do not accept our change of control repurchase offer (and we exchange $26.9 million of senior notes into equity), interest income would decline by $0.2 million.

(i)	For fiscal 2005, reflects the reduction to amortization of debt issuance costs of $0.3 million relating to the repurchase and exchange of $100.0 million in senior notes. If we tender for $60 million of senior notes and exchange $26.9 million of senior notes for equity, the reduction to amortization of debt issuance costs would be $0.3 million. If we tender for $57.5 million of senior notes and $15.3 million of senior notes do not participate in the tender offer and if the $15.3 million in senior notes do not accept our change of control repurchase offer and we further exchange $26.9 million of senior notes into equity, the reduction to amortization of debt issuance costs would be $0.3 million.

For the three months ended December 31, 2005, reflects the reduction to amortization of debt issuance costs of $0.1 million relating to the repurchase and exchange of $100.0 million in senior notes. If we tender for $60 million of senior notes and exchange $26.9 million of senior notes for equity, the reduction to amortization of debt issuance costs would be $0.1 million. If we tender for $57.5 million of senior notes and $15.3 million of senior notes do not participate in the tender offer and if the $15.3 million in senior notes do not accept our change of control repurchase offer and we further exchange $26.9 million of senior notes into equity, the reduction to amortization of debt issuance costs would be $0.1 million.

(j)	Reflects the issuance of 7.5 million common units to Kestrel entities, the issuance of 17.5 million common units in the rights offering and the issuance of 13.4 million common units in exchange for $26.9 million of senior notes.